EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 12/21/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.46%	-0.68%	11.17%
Class B Units	0.44%	-0.72%	10.25%
* Subject to independent verification

      COMMENTARY FOR THE WEEK ENDED DECEMBER 21, 2007

Grant Park recorded trading gains during the past week.  Positions in interest rates, soft/agricultural commodities and metals recorded the bulk of gains; losses came mainly from the currency sector.

Fixed income prices were higher during the week as investors continued to purchase government securities as protection against the volatility of global equity and corporate bond markets.  Analysts suggested that investors once again looked to the relative safety of government bond markets after Bear Sterns and Morgan Stanley reported larger-than-expected write-downs on bad mortgages.  Long positions in the Eurodollar and ten-year note reported the largest gains.

Long positions in the soft/agricultural commodities sector were profitable after prices in the soybean complex settled the week at higher levels.  January soybeans on the Chicago Board of Trade gained more than 20 cents, closing at $11.7750 per bushel on concerns that a recent spell of dry weather over Argentinean growing regions would hamper supply.

Long positions in the metal sector benefited from a rally in gold prices.  The February contract in New York added $17.40, closing the week at $815.40 per ounce; inflation concerns contributed to higher prices after reports near the end of the week showed healthy gains in personal income and consumer spending during November.

Lastly, long positions in the currency sector sustained losses after the US dollar rallied during the week.  The dollar gained against the British pound and euro after the stronger-than-expected data on November personal income and consumer spending gave investors reason to believe that the US Federal Reserve might find it difficult to justify further rate cuts.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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